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EXHIBIT 99.1

CET 21 spol. s r.o.
Consolidated balance sheets
(US$ 000's)

	December 31, 2009	December 31, 2008

ASSETS
Current assets
Cash and cash equivalents	$24,873	$30,637
Accounts receivable, net (Note 7)	75,918	85,649
Program rights, net	29,382	21,563
Prepaid programming	31,567	25,491
Other current assets (Note 8)	21,316	19,885

Total current assets	183,056	183,225
Non-current assets
Investments (Note 5)	—	9,480
Property, plant and equipment, net (Note 9)	103,528	100,988
Program rights, net	101,366	65,238
Goodwill (Note 4)	1,000,941	950,578
Broadcast licenses and other intangible assets, net (Note 4)	241,065	245,513
Other non-current assets (Note 8)	6,004	132

Total non-current assets	1,452,904	1,371,929

Total assets	$1,635,960	$1,555,154

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 10)	$78,972	$63,242
Current debt—third parties (Note 6)	78,942	12,943
Other current liabilities (Note 11)	7,054	4,099

Total current liabilities	164,968	80,284
Non-current liabilities
Long-term debt—related parties (Note 6)	555,896	587,219
Other non-current liabilities (Note 11)	48,924	49,845

Total non-current liabilities	604,820	637,064
Commitments and contingencies (Note 14)
EQUITY
Share capital	22	22
Additional paid in capital	529,699	521,293
Retained earnings	140,141	164,783
Accumulated other comprehensive income	196,310	151,708

Total equity	866,172	837,806

Total liabilities and equity	$1,635,960	$1,555,154

The accompanying notes are an integral part of these consolidated financial statements.

CET 21 spol. s r.o.
Consolidated statements of operations
and comprehensive income
(US$ 000's)

	For the year ended December 31,
	2009	2008	2007

Net revenues	$377,808	$510,121	$383,099
Operating expenses:
Operating costs	49,929	55,435	51,194
Cost of programming	148,508	157,788	108,766
Depreciation of property, plant and equipment	24,899	24,470	14,064
Amortization of broadcast licenses and other intangibles (Note 4)	15,694	27,364	21,116

Cost of revenues	239,030	265,057	195,140
Selling, general and administrative expenses	37,197	37,859	32,724

Operating income	101,581	207,205	155,235
Interest income	424	1,627	8,134
Interest expense (Note 13)	(51,154)	(57,851)	(49,128)
Foreign currency exchange gain/(loss), net	4,486	(10,918)	7,773
Other (expense)/income	(397)	30	(1,285)

Income before provision for income taxes and equity in loss from unconsolidated affiliate	54,940	140,093	120,729
Provision for income taxes	(11,181)	(28,794)	(20,911)
Equity in loss of affiliate	—	(81,160)	—

Net Income	43,759	30,139	99,818
Net income attributable to noncontrolling interest	—	—	(3,411)

Net Income attributable to CET 21 Group	$43,759	$30,139	$96,407

Net income	43,759	30,139	99,818
Currency translation adjustment	44,602	(39,090)	122,043

Comprehensive income/(loss)	$88,361	$(8,951)	$221,861
Comprehensive (income)/loss attributable to noncontrolling interest	—	—	(884)

Comprehensive income/(loss) attributable to CET 21 Group	$88,361	$(8,951)	$220,977

The accompanying notes are an integral part of these consolidated financial statements.

CET 21 spol. s r.o.
Consolidated statements of equity
(US$ 000's)

	Share capital	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Noncontrolling interest	Total Equity

BALANCE, December 31, 2006	$336,174	$234,899	$67,231	$74,639	$6,633	$719,576
Acquisition of Markiza (note 3)	—	(49,758)	—	—	(10,268)	(60,026)
Adjustment to share capital for statutory merger	(116,360)	116,360	—	—	—	—
Net income	—	—	96,407	—	3,411	99,818
Currency translation adjustment	—	—	—	116,159	224	116,383

BALANCE, December 31, 2007	$219,814	$301,501	$163,638	$190,798	$—	$875,751

Adjustment to share capital for statutory merger	(219,792)	219,792	—	—	—	—
Distributions	—	—	(28,994)	—	—	(28,994)
Net income	—	—	30,139	—	—	30,139
Currency translation adjustment	—	—	—	(39,090)	—	(39,090)

BALANCE, December 31, 2008	$22	$521,293	$164,783	$151,708	—	$837,806

Sale of Investment in Innova (note 5)	—	$12,540	—	—	—	$12,540
Acquisition of Media Pro Pictures s.r.o. (note 3)	—	(4,134)	—	—	—	(4,134)
Distributions	—	—	(68,401)	—	—	(68,401)
Net income	—	—	43,759	—	—	43,759
Currency translation adjustment	—	—	—	44,602	—	44,602

BALANCE, December 31, 2009	$22	$529,699	$140,141	$196,310	$—	$866,172

The accompanying notes are an integral part of these consolidated financial statements.

CET 21 spol. s r.o.
Consolidated statements of cash flows
(US$ 000's)

	For the year ended December 31,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,759	$30,139	$99,818
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation and amortization	114,065	130,248	85,364
Equity in loss of affiliate (Note 5)	—	81,160	—
Loss on disposal of fixed assets	492	113	—
Foreign currency exchange (gain)/loss, net	(4,486)	10,918	(7,773)
Net change in (net of effects of acquisitions of businesses):
Accounts receivable	14,291	(1,724)	(11,917)
Program rights costs	(65,346)	(59,543)	(45,617)
Other assets	(378)	(9,394)	(2,568)
Accounts payable and accrued liabilities	(33,345)	(38,575)	(23,387)
Income taxes payable	(8,132)	(12,425)	18,170
Other current liabilities	(2,297)	(3,064)	(10,481)

Net cash generated from operating activities	58,623	127,853	101,609

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(24,115)	(34,909)	(44,916)
Proceeds from disposal of property, plant and equipment	807	243	893
Investment in associated companies	—	(103,798)	—

Net cash used in investing activities	(23,308)	(138,464)	(44,023)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	53,945	—	42,050
Payments made on credit facilities	(233)	(56)	(43,758)
Loans extended to related party	—	—	(53,800)
Repayments received on loans extended to related party	—	32,293	29,867
Proceeds of loans from related party	—	—	2,207
Repayment of loans from related party	(51,821)	(5,127)	(22,627)
Distributions paid	(44,601)	(28,994)	—

Net cash used in financing activities	(42,710)	(1,884)	(46,061)

Impact of exchange rate fluctuations on cash	1,631	(3,025)	4,643
Net (decrease)/increase in cash and cash equivalents	(5,764)	(15,520)	16,167
CASH AND CASH EQUIVALENTS, beginning of period	30,637	46,157	29,990

CASH AND CASH EQUIVALENTS, end of period	$24,873	$30,637	$46,157

SUPPLEMENTAL CASH FLOW DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of interest in subsidiaries (Note 3)	$(4,134)	$—	$121,238
Loans receivable offset in connection with contribution of interest in subsidiaries (Note 3)	$—	$—	$128,401
Investment in affiliate sold (Note 5)	$11,260	$—	$—
Dividend payable offset in connection with sale of investment in affiliate (Note 5)	$23,800	$—	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$53,084	$57,922	$48,870
Cash paid for income taxes	$19,272	$49,634	$15,285

The accompanying notes are an integral part of these consolidated financial statements.

 CET 21 spol. s r.o.
Notes to the consolidated financial statements
(Tabular amounts in US$ 000's)

1.     Organization and business

CET 21 spol. s r.o. (including its consolidated subsidiaries the "CET Group") is 99.996% owned by CME Media Enterprises B.V. ("CME BV") and 0.004% owned by CME Investments B.V. ("CME Investments"), which are both wholly owned subsidiaries of Central European Media Enterprises Ltd. ("CME Ltd.").

The CET 21 Group was comprised of the following significant legal entities as at December 31, 2009:

Group name	Effective voting interest	Jurisdiction of organization	Type of affiliate

CET 21 spol. s r.o. ("CET 21")		Czech Republic	Parent
Jyxo, s.r.o. ("Jyxo")	100.00%	Czech Republic	Subsidiary
BLOG Internet, s.r.o ("BLOG")	100.00%	Czech Republic	Subsidiary
Media Pro Pictures s.r.o. ("MPP Praha")	100.00%	Czech Republic	Subsidiary
CME Slovak Holdings B.V. ("CME Slovak Holdings")	100.00%	Netherlands	Subsidiary
A.R.J., a.s.	100.00%	Slovak Republic	Subsidiary
MARKÍZA-SLOVAKIA, spol. s r.o. ("Markiza")	100.00%	Slovak Republic	Subsidiary
MEDIA INVEST, spol. s r.o.	100.00%	Slovak Republic	Subsidiary

All subsidiaries have been consolidated in the financial statements.

CME Ltd., the ultimate parent of the CET Group is a Bermuda corporation that was formed in June 1994 and its assets are held through a series of Dutch and Netherlands Antilles holding companies. CME Ltd. is a vertically integrated media group operating leading broadcasting, internet and TV content businesses in Central and Eastern Europe.

Background

CME Ltd. acquired a 97.5% voting and economic interest in CET 21 in May 2005 for total consideration of approximately US$ 909.5 million. Following approval from the Czech Republic Media Council in April 2006, the remaining 2.5% minority interests in CET 21 were transferred to the CET Group for nominal consideration and CME Ltd. had a voting and economic interest in CET 21 of 100.0%. CME Ltd. applied push-down accounting in the separate financial statements of CET 21 and as a result, the goodwill recorded as part of the business combination accounting along with the other assets acquired and liabilities assumed were pushed down and reflected in the separate financial statements of CET 21.

As of January 1, 2007, CME Ltd. owned an 80.0% controlling interest in Markiza. On July 13, 2007, CME Ltd. acquired the remaining 20.0% interest in Markiza through its wholly owned subsidiary, CME Slovak Holdings, which by then held a 100.0% interest in Markiza. CME Slovak Holdings was transferred to CET 21 on October 11, 2007, and in exchange, the CET Group offset CZK 2.5 billion (approximately US$ 128.4 million) of indebtedness due from CME Ltd. and its other wholly owned subsidiaries. The consolidated financial statements of the CET Group include the operations and the assets and liabilities of Markiza as if the transfer of 80.0% of the net assets had occurred as of January 1, 2007.

As part of CME Ltd.'s buyout of its minority interest partners in Ukraine, the CET Group acquired an initial 23.3% interest in Innova Film GmbH ("Innova") on June 30, 2008 of which 21.7% was acquired from Igor Kolomoisky, a CME Ltd. shareholder and a member of CME Ltd.'s Board of Directors. The CET Goup acquired a further 16.7% interest on October 17, 2008 at which point CME Ltd. held a 100.0% interest in its Ukraine operations. The CET Group sold its 40.0% investment in Innova to CME BV on November 16, 2009 in exchange for the offset of CZK 422.4 million (approximately US$ 23.8 million) of dividends payable to CME BV. (See Note 5, "Investments").

On December 9, 2009, CME Ltd, through its wholly owned subsidiary CME Media Pro BV acquired the Media Pro Entertainment Group of companies ("MPE") from companies connected with Adrian Sarbu, an Executive Director of CET 21, CME Ltd.'s President and Chief Executive Officer and a member of CME Ltd.'s Board of Directors, for a total consideration of US$ 98.4 million. The Czech Republic operations of MPE, namely Media Pro Pictures s.r.o. ("MPP Praha") were subsequently transferred to CET 21. Goodwill of US$ 47.0 million was recognized by CME Ltd on acquisition of MPE, of which US$ 1.7 million was allocated to MPP Praha. The consolidated financial statements of the CET Group include the operations and the assets and liabilities of MPP Praha as if the transfer had occurred as of December 9, 2009.

CET 21 holds the broadcast licenses for and operates two national television channels in the Czech Republic, TV NOVA (Czech Republic) and NOVA CINEMA, and two cable/satellite channels, NOVA SPORT and MTV CZECH. In addition, the CET Group holds the broadcast licenses for and operates the national television channel in the Slovak Republic, TV MARKIZA and a female-orientated cable channel, DOMA.

2.     Summary of significant accounting policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The functional currency of the CET Group is the Czech Koruna. The consolidated financial statements are presented in US Dollars (US$).

The significant accounting policies are summarized as follows:

Basis of presentation

The CET Group is an integrated part of CME Ltd. These consolidated financial statements have been prepared on a "carve-out" basis from the consolidated financial statements of CME Ltd. to represent the financial position and performance of the CET Group as if it had existed on a stand-alone basis as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. The consolidated financial statements have been derived by extracting the assets, liabilities, revenues and expenses directly attributable to the CET Group from the assets, liabilities, revenues and expenses reflected in the accounting records of CME Ltd. on a legal entity basis. The CET Group eliminates from its financial results all intercompany transactions between entities included in the consolidated financial statements.

The consolidated financial statements included herein may not necessarily be indicative of the CET Group's financial position, results of operations, or cash flows had the CET Group operated as a separate entity during the periods presented or for future periods.

These consolidated financial statements reflect all of the assets, liabilities, revenues, expenses, and cash flows of the CET Group after the elimination of intergroup accounts and transactions. The CET Group consolidates the financial statements of entities in which it holds at least a majority voting interest and entities in which it holds less than a majority voting interest but over which it has the ability to exercise control. Entities in which the CET Group holds less than a majority voting interest but over which it exercises significant influence are accounted for using the equity method. Other investments are accounted for using the cost method. The CET Goup's investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the investment may not be recoverable.

Revenue recognition

Revenue is recognized when there is persuasive evidence of an arrangement, delivery of products has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. A bad debt provision is maintained for estimated losses resulting from customers' inability to make payments.

Revenues are recognized net of discounts and customer sales incentives. The CET Group's principal revenue streams and their respective accounting treatments are discussed below:

Advertising revenue

Revenues primarily result from the sale of advertising time. Television advertising revenue is recognized as the commercials are aired. In certain countries, the CET Group commits to provide advertisers with certain rating levels in connection with their advertising. Revenue is recorded net of estimated shortfalls, which are usually settled by providing the advertiser additional advertising time. Discounts and agency commissions are recognized at the point when the advertising is broadcast and are reflected as a reduction to gross revenue.

Program distribution revenue

Program distribution revenue is recognized when the relevant agreement has been entered into, the product is available for delivery, the license period has begun, collectability of the cash is reasonably assured and all of the CET Group's contractual obligations have been satisfied.

Subscription revenues

Subscriber fees from cable operators and direct-to-home broadcasters are recognized as revenue over the period for which the channels are provided and to which the fees relate. Subscriber revenue is recognized as contracted, based upon the level of subscribers.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Property, plant and equipment

Property, plant and equipment is carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives assigned to each major asset category as below:

Asset category	Estimated useful life

Land	Indefinite
Buildings	25 years
Machinery, fixtures and equipment	3 - 5 years
Other equipment	3 - 5 years
Software licenses	3 years

Construction-in-progress is not depreciated until put into use. Leasehold improvements are depreciated over the shorter of the related lease term or the life of the asset. Costs of repairs and maintenance are expensed as incurred. Assets to be disposed of are reported at the lower of carrying value or fair value, less costs of disposal.

Long-lived assets including intangible assets with finite lives

Long-lived assets include property, plant, equipment and intangible assets with finite lives.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying values of long-lived assets are considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying values. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value.

Program rights

Purchased program rights

Purchased program rights and the related liabilities are recorded at their gross value when the license period begins and the programs are available for broadcast.

Purchased program rights are classified as current or non-current assets based on anticipated usage, while the related program rights liability is classified as current or non-current according to the payment terms of the license agreement.

Program rights are evaluated to determine if expected revenues are sufficient to cover the unamortized portion of the program. To the extent that expected revenues are insufficient, the program rights are written down to their net realizable value.

Program rights are amortized on a systematic basis over their expected useful lives, depending on their categorization. The appropriateness of the amortization profiles are reviewed regularly and are as follows:

	Amortization %
Type of programming	Run 1	Run 2	Run 3	Run 4	Run 5

Special blockbuster	30%	25%	20%	15%	10%
Films and series, 2 runs	65%	35%	—	—	—
Films and series, 3 runs	60%	30%	10%	—	—
Concerts, documentaries, sports events, etc.	100%	—	—	—	—

A "special blockbuster" must meet specific requirements to be classified as such, while the number of runs in other films and series is generally described in the license agreement.

Produced program rights

Self-produced program rights consist of deferred film and television costs including direct costs, production overhead and development costs. Program rights are amortized on an individual production basis using the ratio of the current period's gross revenues to estimated remaining total gross revenues from such programs. Such program rights are stated at the lower of cost less accumulated amortization or net realizable value. Program rights are evaluated to determine if expected revenues are sufficient to cover the unamortized portion of the program. To the extent that expected revenues are insufficient, the program rights are written down to their net realizable value.

Produced program rights are classified as current or non-current assets based on anticipated usage.

Goodwill and indefinite-lived intangible assets

Goodwill represents the excess of the fair value of consideration paid over the fair value of net tangible and other identifiable intangible assets acquired in a business combination. The carrying value of goodwill is evaluated for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is evaluated for impairment in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. An impairment exists when the carrying value of a reporting unit (including its goodwill), exceeds its fair value after adjusting for any impairments of long-lived assets or indefinite life intangible assets. Goodwill impairment is measured as the excess of the carrying value of goodwill over its implied fair value which is calculated by deducting the fair value of all assets, including recognized and unrecognized intangible assets from the fair value of the reporting unit.

Indefinite-lived intangible assets are evaluated for impairment by comparing the fair value of the asset to its carrying value. Any excess of the carrying value over the fair value is recognized as an impairment charge.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to our estimate of the undiscounted future cash flows we expect that asset group will generate. If the carrying amount of an asset exceeds our estimate of its undiscounted future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the fair value of the respective asset.

Indefinite-lived intangible assets consist of certain acquired broadcast licenses and trademarks. Broadcast licenses are assigned indefinite lives after consideration of the following conditions:

•
the CET Group's intention to renew the licenses into the foreseeable future;

•
the CET Group's precedents of renewals or reasonable expectation of renewals;

•
the CET Group does not expect any substantial cost to be incurred as part of a future license renewal and no costs have been incurred in the renewals to date; and

•
the CET Group has not experienced any historical evidence of a compelling challenge to our holding these licenses.

Indefinite-lived intangible assets are not amortized. Indefinite-lived intangible assets are evaluated for impairment in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. An impairment loss is recognized if the carrying value of an indefinite-lived intangible asset exceeds its fair value.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to our estimate of the undiscounted future cash flows we expect that asset group will generate. If the carrying amount of an asset exceeds our estimate of its undiscounted future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the fair value of the respective asset.

In evaluating our goodwill, indefinite-lived intangible assets and long-lived assets for impairment we use the following valuation methods:

Measurement	Valuation method

Recoverability of cash flows	Undiscounted future cash flows
Fair value of broadcast licenses	Build-out method
Fair value of trademarks	Relief from royalty method
Fair value of reporting units	Discounted cash flow model

Income taxes

Income taxes are accounted for using the asset and liability method as set out in Accounting Standards Codification ("ASC") 740, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. In evaluating the realizability of our deferred tax assets, we consider available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.

In accordance with ASC 740, those tax positions that are determined to be "more likely than not" of being sustained upon examination, based on the technical merits of the positions, are recognized in the consolidated financial statements.

The CET Group recognizes, when applicable, both accrued interest and penalties related to uncertain tax positions in income tax expense in the accompanying Consolidated Statements of Operations.

Foreign currency

Translation of financial statements

The CET Group's functional currency is the Czech Koruna, which is the local currency of the country in which the majority of the CET Group's operations are located. The financial statements of the CET Group's operations with a functional currency other than the Czech Koruna are translated from such functional currency to the Czech Koruna at the exchange rates in effect at the balance sheet date for assets and liabilities, and at weighted average rates for the period for revenues and expenses, including gains and losses.

These financial statements are translated from the Czech Koruna to the reporting currency of US Dollars at the exchange rates in effect at the balance sheet date for assets and liabilities and at average rates for the period for revenues and expenses, including gains and losses.

Translational gains and losses are charged or credited to Accumulated Other Comprehensive Income/(Loss), a component of Equity.

Transactions in foreign currencies

Gains and losses from foreign currency transactions are included in foreign currency exchange gain/(loss), net in the Consolidated Statement of Operations in the period during which they arise.

Foreign currency

The main exchange rates against the US Dollar used in the preparation of the Consolidated Balance Sheets and Consolidated Statements of Operations are:

			Consolidated statement of operations
	Consolidated balance sheets
			For the year ended December 31,
	As of December 31,
	2009	2008	2009	2008	2007

CZK	18.37	19.35	19.06	17.04	20.31
EUR	0.69	N/A	0.72	N/A	N/A
SKK	N/A	22.45	N/A	21.21	24.67

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Leases

Leases are classified as either capital or operating. Those leases that transfer substantially all benefits and risks of ownership of the property to us are accounted for as capital leases. All other leases are accounted for as operating leases. As of December 31, 2009 and 2008, the CET Group did not have any capital leases.

Operating lease costs are expensed on a straight-line basis over the term of the lease.

Financial instruments

Fair value of financial instruments

The carrying value of financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities, and credit facilities approximate their fair value due to the short-term nature of these items. The fair value of our long-term debt is included in Note 6, "Debt".

Contingencies

Contingencies are recorded in accordance with ASC 450 "Contingencies". The estimated loss from a loss contingency such as a legal proceeding or claim is recorded in the Consolidated Statement of Operations if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a loss contingency is made if there is at least a reasonable possibility that a loss will be incurred.

Advertising costs

Advertising costs are expensed as incurred. Advertising expense incurred for the years ending December 31, 2009, 2008 and 2007 totaled US$ 5.3 million, US$ 8.0 million and US$ 5.7 million, respectively.

3.     Acquisitions and disposals

2007 acquisition of Markiza

As of January 1, 2007, CME Ltd. owned an 80.0% controlling interest in Markiza. On July 13, 2007, CME Ltd., through CME Slovak Holdings, acquired the remaining 20.0% interest in Markiza, which by then held a 100.0% interest in Markiza. CME Ltd. transferred CME Slovak Holdings to the CET Group on October 11, 2007. In accordance with ASC 805, "Business Combinations", net assets were transferred to the CET Group at historical cost, which was US$ 121.2 million, of which US$ 42.6 million is included in the CET Group's financial statements as if the transfer had occurred as of January 1, 2007 and US$ 78.6 million was related to the purchase of the 20.0% interest in 2007. In exchange, the CET Group offset CZK 2.5 billion (approximately US$ 128.4 million) of loans receivable due from CME BV in October 2007 and the shortfall was included within Additional paid-in capital.

2008 acquisition of Jyxo and Blog

In order to enhance the CET Group's internet offering and its software delivery capabilities in the Czech Republic, the Group purchased 100.0% of both Jyxo, an information technology provider, and Blog, the operator of the leading blog site in the Czech Republic, blog.cz, on May 27, 2008.

Initial cash consideration was approximately US$ 9.4 million. In addition, the CET Group had an obligation to pay a further CZK 27.0 million (approximately US$ 1.4 million) in June 2010, which has been recorded as consideration payable at December 31, 2008 and 2009. This amount was paid in June 2010 and was recorded as an additional cost of acquiring Jyxo.

We performed a fair value exercise to allocate the purchase price to the acquired assets and liabilities and separately identifiable intangible assets as at May 27, 2008. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Fair value on acquisition

Cash and cash equivalents	$727
Other net assets	618
Property, plant and equipment	3,744
Intangible assets not subject to amortization(1)	9,124
Contingent consideration liability(2)	(160)
Deferred tax liability	(2,462)

Total purchase price(3)	$11,591

(1)   Intangible assets comprise trademarks. Following a review of useful economic lives, on October 1, 2009 the blog.cz trademark was changed from a indefinite lived asset to an asset with a useful economic life of 5 years.

(2)   Since the aggregate value of the assets and liabilities acquired exceeds the purchase price without considering any additional amounts we may have to pay that are contingent upon meeting operational targets, we have recognized this excess, which is lower than the maximum amount of contingent consideration that may become payable, as if it were a liability.

(3)   The total purchase price includes US$ 0.5 million of capitalized acquisition costs, initial cash payments of approximately US$ 9.4 million and consideration payable of CZK 27.0 million (approximately US$ 1.7 million at the date of acquisition).

2009 acquisition of MPP Praha

On December 9, 2009, CME Ltd, through its wholly owned subsidiary CME Media Pro BV acquired the Media Pro Entertainment Group of companies ("MPE") from companies connected with Adrian Sarbu, an Executive Director of CET 21, CME Ltd.'s President and Chief Executive Officer and a member of CME Ltd.'s Board of Directors, for a total consideration of US$ 98.4 million. The Czech Republic operations of MPE, namely MPP Praha were subsequently transferred to CET 21 for nominal consideration. Goodwill of US$ 47.0 million was recognized by CME Ltd on acquisition of MPE, of which US$ 1.7 million was allocated to MPP Praha.

4.     Goodwill and indefinite-lived intangible assets

Goodwill:

Goodwill as at December 31, 2009 and 2008 is summarized as follows:

Net balance, December 31, 2007	$1,008,921
Foreign currency movement	(58,343)

Net balance, December 31, 2008	$950,578
Acquisition of Media Pro Pictures s.r.o	1,683
Foreign currency movement	46,680

Net balance, December 31, 2009	$1,001,941

The CET Group did not record any impairment on goodwill as of December 31, 2009, 2008 and 2007. No goodwill is expected to be deductible for tax purposes.

Broadcast licenses and other intangible assets:

The net book value of the CET Group's broadcast licenses and other intangible assets as at December 31, 2009 and 2008 is summarized as follows:

	Broadcast licenses	Trademarks	Customer relationships	Other	Total

Balance, December 31, 2007	$185,742	$28,404	$58,849	$470	$273,465

Additions	—	9,124	—	—	9,124
Amortization	(21,155)	(461)	(5,690)	(58)	(27,364)
Foreign currency movements	(8,757)	(3,103)	2,122	26	(9,712)

Balance, December 31, 2008	$155,830	$33,964	$55,281	$438	$245,513

Amortization	(9,936)	(412)	(5,298)	(48)	(15,694)
Foreign currency movements	7,523	1,777	1,921	25	11,246

Balance, December 31, 2009	$153,417	$35,329	$51,904	$415	$241,065

Broadcast licenses have an economic useful life of, and are amortized on a straight-line basis over, 12 - 23 years.

CET 21's application for the extension of its existing broadcast licences until January 2025 was approved in the first quarter of 2009. As a result, the amortization period for CET 21's broadcast licenses was changed accordingly from that date.

Customer relationships are deemed to have an economic useful life of, and are amortized on a straight-line basis over, 5 to 20 years. Trademarks have an indefinite life, with the exception of those acquired trademarks which we do not intend to use, which have an economic life of, and are being amortized over, between two and five years using the declining balance method and the blog.cz acquired trademark which is being amortized over its useful economic life of 5 years.

The gross value and accumulated amortization of broadcast licenses and other intangible assets was as follows at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Gross value	$342,156	$325,961
Accumulated amortization	(101,091)	(80,448)

Total broadcast licenses and other amortized intangible assets, net	$241,065	$245,513

The estimated future amortization expense for the CET Group's intangible assets with finite lives as of December 31, 2009 is as follows:

2010	$16,417
2011	16,293
2012	16,293
2013	16,293
2014	15,920

5.     Investments

As part of CME Ltd.'s buyout of its minority partners in Ukraine, the CET Group acquired an initial 23.3% interest in Innova Film GmbH ("Innova") on June 30, 2008 for cash consideration of US$ 45.6 million, of which 21.7% was purchased from Igor Kolomoisky, a CME Ltd. shareholder and a member of CME Ltd.'s Board of Directors for US$ 40.9 million. The CET Group acquired a further 16.7% interest for cash consideration of US$ 48.3 million on October 17, 2008 at which point CME Ltd. held a 100.0% interest in its Ukraine operations. Innova held an indirect interest of 30.0% in Studio 1+1 LLC, the principal operating company for the Ukraine operations, and thus the CET Group held an effective interest of 12.0% in Studio 1+1 LLC. The other 60.0% controlling interest of Innova was owned by other wholly-owned subsidiaries of CME Ltd.

In the fourth quarter of 2008, the outlook for the Ukraine economy in general, and the advertising market in particular, worsened significantly. This was both as a result of the global economic crisis and factors unique to Ukraine, such as the need for assistance from the International Monetary Fund ("IMF"), increasing political instability and a dispute with Russia over supplies of natural gas. The rapid decline in the Ukraine economy along caused us to conclude that the future cash flows to be generated by the Ukraine operations had decreased and the risk associated with Studio 1+1 had increased substantially. As a result, the Group recorded an impairment charge of CZK 1.4 billion (approximately US$ 81.2 million) to write down the investment to its fair value of CZK 183.4 million (approximately US$ 9.5 million). The decline in fair value was deemed to be other than temporary.

The CET Group sold its investment in Innova to CME BV on November 16, 2009. The difference of CZK 239.0 million (US$ 12.5 million) between the book value of CZK 183.4 million (US$ 11.3 million) and the purchase price of CZK 422.4 million (US$ 23.8 million) is included in

Additional paid-in capital. The CET Group offset the purchase price of CZK 422.4 million (US$ 23.8 million) against dividends owed to CME BV.

			Carrying value
	Type of affiliate	Interest	December 31, 2009	December 31, 2008

Innova	Equity Method Investment	40.0%	—	$9,480

6.     Debt

The CET Group's total debt comprised the following as at December 31, 2009 and 2008:

Total debt

	Carrying value		Fair value
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Credit facilities(a - d)	$78,942	$12,943	$78,942	$12,943
Long-term debt to related parties	555,896	587,219	556,331	460,618

	$634,838	$600,162	$635,273	$473,561

Current debt—third parties

	December 31, 2009	December 31, 2008

Credit facilities(a - d)	$78,942	$12,943

Total current debt—third parties	$78,942	$12,943

(a)   As at December 31, 2009, CET 21 had drawn, in CZK, the full CZK 1.2 billion (approximately US$ 65.3 million) of a credit facility with Ceská Sporitelna, a.s. ("CS"). Interest was payable on this facility at a rate of 3.19% at December 31, 2009. Drawings under this facility were secured by a pledge of receivables, which are also subject to a factoring arrangement with Factoring Ceska Sporitelna, a.s. ("FCS"), a subsidiary of CS. The facility was repaid in full on February 22, 2010 and subsequently cancelled.

(b)   As at December 31, 2009, CZK 250.0 million (approximately US$ 13.6 million), the full amount of the facility had been drawn by CET 21 under a working capital facility agreement with CS. Interest was payable on the facility at a rate of 3.19% at December 31, 2009 and 5.28% at December 31, 2008. Drawings under this facility were secured by a pledge of receivables, which are also subject to a factoring arrangement with FCS. The facility was repaid in full on February 22, 2010 and subsequently cancelled.

(c)    As at December 31, 2009 and 2008, there were no drawings under a CZK 300.0 million (approximately US$ 16.3 million) factoring facility with FCS that is available until September 30, 2011. The facility bears interest at one-month PRIBOR (Prague Interbank Offered Rate) plus 1.40% for each period that actively assigned accounts receivable are outstanding.

(d)   On December 21, 2009, CET 21 entered into a Facility Agreement ("the "Erste Facility") for up to CZK 3.0 billion (approximately US$ 163.3 million) with Erste Group Bank A.G. as arranger, CS as facility agent and security agent, and each of CS, UniCredit Bank Czech Republic, a.s. and BNP Paribas as original lenders. CME Ltd. and certain of its subsidiaries, namely CME Slovak Holdings, CME BV, CME Investments and Markiza, are guarantors under the Erste Facility (together, the "Original Guarantors"). The facility became available for drawing on January 18, 2010. On February 16, 2010, the aggregate commitment by the lenders under the Erste Facility to CET 21 increased from CZK 2.5 billion (approximately US$ 136.1 million) to CZK 2.8 billion (approximately US$ 152.4 million). As of September 23, 2010, CZK 2.8 billion (approximately US$ 152.4 million) has been drawn. The facility matures on April 30, 2012, subject to a potential extension of one year. Interest under the facility is calculated at a rate per annum of 4.90% above PRIBOR. The repayment of the loan will commence 12 months from the date of the Erste Facility, in four semi-annual instalments of 15.0% each and one instalment of 40.0% on the maturity date (assuming no extension). CET 21 may be required to prepay amounts drawn in the event of specified changes of control. The Original Guarantors have agreed to guarantee the obligations of CET 21 under the Erste Facility by entering into an interest rate swap agreement (see Note 16, "Subsequent Events"). As security for the facility, CET 21 has pledged substantially all of its assets, including its 100.0% ownership interest in CME Slovak Holdings and its ownership interest in 100.0% of the registered capital of Jyxo and BLOG. In addition, CME Investments has granted security over the receivables under inter-group loans made to CET 21 and Markiza, respectively. The Erste Facility contains customary representations, warranties, covenants and events of default. The covenants include limitations on CET 21's ability to carry out certain types of transactions, incur additional indebtedness, make disposals and create liens.

Long-term debt—related parties

	December 31, 2009	December 31, 2008

Long-term debt—related parties(e - g)	$555,896	$587,219

Total long-term debt—related parties	$555,896	$587,219

(e)   As of December 31, 2009, CET 21 owed CZK 9.7 billion (approximately US$ 528.1 million) to CME Investments under a loan that bears interest at a fixed rate of 9.0% and has a maturity date of May 2, 2015. Previously, the debt was owed to CME BV and at December 31, 2008 the principal owed was CZK 10.7 billion (approximately US$ 553.0 million). Interest of CZK 883.7 million (approximately US$ 46.4 million), CZK 961.8 million (approximately US$ 56.3 million) and CZK 961.8 million (approximately US$ 47.4 million) was incurred on this loan in 2009, 2008 and 2007, respectively.

 Accrued interest of CZK 217.2 million (approximately US$ 11.7 million) and CZK 240.5 million (approximately US$ 12.3 million) was included within accounts payable and accrued liabilities as at December 31, 2009 and 2008, respectively.

(f)    As of December 31, 2009, Markiza owed EUR 21.0 million (approximately US$ 27.8 million) to CME Investments under a loan that bears interest at a fixed rate of 7.55% and has a maturity date of November 23, 2013. The balance as of December 31, 2008 was EUR 25.0 million (approximately US$ 34.2 million). Interest of EUR 1.7 million (approximately US$ 2.3 million) and EUR 0.1 million (approximately US$ 0.1 million) was incurred on this loan in 2009 and 2008, respectively. Accrued interest of EUR 0.1 million (approximately US$ 0.1 million) was included within accounts payable and accrued liabilities as at December 31, 2009 and 2008.

(g)   As of January 1, 2008, Markiza owed SKK 114.2 million (approximately US$ 5.0 million) to CME BV under a loan that bore a fixed interest rate of 2.0%. The loan was fully repaid in February 2008. Interest of SKK 1.2 million (approximately US$ 56 thousand) and SKK 34.6 million (approximately US$ 1.4 million) was incurred on this loan in 2008 and 2007, respectively.

BMG

CME BV has an uncommitted multicurrency overdraft facility for EUR 5.0 million (approximately US$ 7.2 million) from Bank Mendes Gans ("BMG"), a subsidiary of ING Bank N.V. ("ING"), as part of a cash pooling arrangement. The cash pooling arrangement with BMG enables CME BV and its wholly owned subsidiaries, which include all members of the CET 21 Group, to receive credit in respect of cash balances which the wholly owned subsidiaries deposit with BMG. Cash deposited by CME BV's subsidiaries with BMG is pledged as security against the drawings of other subsidiaries up to the amount deposited.

As at December 31, 2009, the net deposits made by the CET Group in the BMG cash pool was US$ 3.3 million.

Debt maturities for the next five years are as follows:

2010	$78,942
2011	—
2012	—
2013	27,804
2014	—
Thereafter	528,092

Total	$634,838

7.     Accounts receivable

Accounts receivable comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Third-party customers	$77,530	$87,744
Less allowance for bad debts and credit notes	(2,201)	(2,110)
Related parties	589	15
Less allowance for bad debts and credit notes	—	—

Total accounts receivable	$75,918	$85,649

Bad debt expense for the year ending December 31, 2009 and 2008 was US$ 0.2 million and US$ 0.1 million, respectively and in 2007, a net recovery of US$ 0.3 million of amounts previously written off.

As at December 31, 2009, CZK 713.5 million (approximately US$ 38.8 million) of receivables were pledged as collateral subject to a factoring agreement.

8.     Other assets

Other current and non-current assets comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Current:
Productions in progress	$10,989	$13,690
Other prepaid expenses	1,984	5,111
Income taxes recoverable	4,648	10
Deferred tax	328	485
VAT recoverable	1,638	391
Capitalized debt costs	1,449	—
Other	280	198

Total other current assets	$21,316	$19,885

	December 31, 2009	December 31, 2008

Non-current:
Deferred tax	286	—
Productions in progress	3,631	—
Capitalized debt costs	1,932	—
Other	155	132

Total other non-current assets	$6,004	$132

9.     Property, plant and equipment

Property, plant and equipment comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Land and buildings	$67,586	$55,450
Machinery, fixtures and equipment	134,061	116,273
Other equipment	9,196	10,987
Software licenses	14,191	11,751
Construction in progress	8,167	10,711

Total cost	$233,201	$205,172
Less: Accumulated depreciation	(129,673)	(104,184)

Total net book value	$103,528	$100,988

Depreciation expense for the years ending December 31, 2009, 2008 and 2007 was US$ 24.9 million, US$ 24.5 million and US$ 14.1 million, respectively.

10.  Accounts payable and accrued liabilities

Accounts payable and accrued liabilities comprised the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008

Accounts payable	$19,665	$15,751
Programming liabilities	19,317	9,596
Duties and other taxes payable	5,253	5,098
Accrued staff costs	4,810	8,818
Accrued interest payable	12,017	12,620
Income taxes payable	168	3,478
Accrued production costs	2,723	2,915
Accrued legal and professional fees	975	683
Authors' rights	1,349	991
Other accrued liabilities	12,695	3,292

Total accounts payable and accrued liabilities	$78,972	$63,242

11.  Other liabilities

Other current and non-current liabilities comprised the following as at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008

Current:
Deferred revenue	$2,648	$3,855
Consideration payable	1,470	—
Deferred tax	678	91
Other	2,258	153

Total other current liabilities	$7,054	$4,099

	December 31, 2009	December 31, 2008

Non-current:
Deferred tax	$48,924	$47,810
Programming liabilities	—	516
Consideration payable	—	1,396
Other	—	12

Total other non-current liabilities	$48,924	$49,845

12.  Income taxes

The Czech Republic and non-Czech Republic components of income before income taxes are:

	For the years ended December 31,
	2009	2008	2007

Domestic	$55,192	$53,314	$87,953
Foreign	(252)	5,619	32,776

Total	$54,940	$58,933	$120,729

In 2008, we recognized an impairment loss against our equity method investment for which there was no tax credit.

The Czech Republic and non-Czech Republic components of the provision for income taxes consists of:

	For the years ended December 31,
	2009	2008	2007

Current income tax expense:
Domestic	$10,613	$25,022	$22,905
Foreign	1,367	8,615	7,334

	$11,980	$33,637	$30,239

Deferred tax expense/(benefit):
Domestic	$298	$(3,585)	$(8,850)
Foreign	(1,097)	(1,258)	(478)

	(799)	(4,843)	(9,328)

Provision for income taxes	$11,181	$28,794	$20,911

Components of deferred tax assets and liabilities

The following table shows the significant components included in deferred income taxes as at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008

Assets:
Tax benefit of loss carry-forwards and other tax credits	$596	$866
Programming rights	869	1,332
Other	566	763

Gross deferred tax assets	2,031	2,961
Valuation allowance	(596)	(866)

Net deferred tax assets	1,435	2,095

Liabilities:
Broadcast licenses, trademarks and customer relationships	$43,068	$43,969
Property, plant and equipment	4,801	5,308
Other	2,552	234

Total deferred tax liabilities	$50,421	$49,511

Net deferred income tax liability	$48,986	$47,416

The CET Group had the following movements on valuation allowances:

Balance at December 31, 2007	$933

Credit to costs and expenses	(67)

Balance at December 31, 2008	$866

Credit to costs and expenses	(270)

Balance at December 31, 2009	$596

As of December 31, 2009 the CET Group has operating loss carry-forwards that will expire in the following periods:

Year	2010	2011	2012	2013	2014

Czech Republic	$3,059	$31	$43	$5	$12

The losses are subject to examination by the tax authorities and to restriction on their utilization. In particular the losses can only be utilized against profits arising in the legal entity in which they arose. The CET Group has provided valuation allowances against the above operating loss carry-forwards as management considers it more likely than not that the CET Group will fail to utilize these tax benefits.

The CET Group's subsidiaries file income tax returns in the Czech Republic and the Slovak Republic. As at December 31, 2009, the CET Group's subsidiaries are generally no longer subject to income tax examinations for years before:

Country	Year

Czech Republic	2006
Slovak Republic	2004

13.  Interest expense

Interest expense comprised the following for the years ended December 31, 2009, 2008 and 2007:

	For the year ended December 31,
	2009	2008	2007

Interest on long-term debt—related parties	$48,677	$56,703	$48,774
Interest on credit facilities—third parties	2,477	1,148	354

Total interest expense	$51,154	$57,851	$49,128

14.  Commitments and contingencies

Commitments

(a) Station programming rights agreements

At December 31, 2009, the CET Group had US$ 95.6 million of commitments in respect of future programming, including contracts signed with license periods starting after the balance sheet date. Of this amount, US$ 38.6 million is payable within one year.

(b) Operating lease commitments

For the years ended December 31, 2009, 2008 and 2007 the CET Group incurred aggregate rent on all facilities of US$ 5.9 million, US$ 6.9 million and US$ 6.9 million, respectively. Future minimum operating lease payments at December 31, 2009 for non-cancellable operating leases with remaining terms in excess of one year (net of amounts to be recharged to third parties) are payable as follows:

December 31, 2009

2010	3,172
2011	2,626
2012	1,927
2013	1,272
2014	868
2015 and thereafter	2,079

Total	$11,944

Factoring of trade receivables

CET 21 has a working capital credit facility of CZK 250 million (approximately US$ 13.6 million) with CS. This facility is secured by a pledge of receivables under the factoring agreement with FCS (see Note 6, "Debt").

15.  Related party transactions

Related party transactions

CME Ltd. and subsidiaries

The CET Group enters into transactions with other subsidiaries of CME Ltd.

Acquisitions and disposals

On November 10, 2007 CET 21 acquired CME Slovak Holdings BV from CME Ltd. and on December 9, 2009 CET 21 acquired Media Pro Pictures s.r.o. from CME Media Pro BV. (See note 3, "Acquisitions and Disposals").

The CET Group sold its investment in Innova to CME BV on November 16, 2009. (See note 5, "Investments").

Debt

The CET Group has entered into a variety of loan agreements with other companies owned by CME Ltd. These agreements (as well as outstanding balances under the agreements) are described in Note 6, "Debt".

Loans receivable

In 2006, CET 21 lent CZK 3.0 billion (approximately US$ 143.7 million) to CME BV at a fixed interest rate of 9.0%. This amount was repaid in full in October 2007 and CZK 150.4 million (approximately US$ 7.4 million) of interest income was recognized on this loan in 2007.

Sales and purchases

The CET Group purchased programming from other members of the CME Ltd. group with a value of approximately US$ 1.3 million in 2009. There were no such transactions in 2008 or 2007.

The CET Group purchased various services from other members of the CME Ltd. group with a value of approximately US$ 3.8 million, US$ 0.9 million and US$ 1.6 million in 2009, 2008 and 2007, respectively. The total amount payable was US$ 2.8 million and US$ 0.8 million at December 31, 2009 and 2008, respectively.

The CET Group provided services to other members of the CME Ltd. group with a value of approximately US$ 0.9 million, US$ 0.1 million and US$ 0.1 million in 2009, 2008 and 2007, respectively. The total amount receivable for these services was US$ 0.5 million and US$ 16 thousand as at December 31, 2009 and 2008, respectively.

Other related parties

The CET 21 Group has entered into transactions with various organizations and individuals that are considered to be related parties: Adrian Sarbu, an Executive Director of CET 21, CME Ltd.'s President and Chief Executive Officer and a member of CME Ltd.'s Board of Directors; Time Warner, beneficial owners of approximately 31.0% of CME Ltd.'s outstanding shares with the right to nominate two members of CME Ltd's Board of Directors; Igor Kolomoisky, beneficial owner of approximately 2.5% of CME Ltd.'s shares of Class A common stock and a member of CME Ltd.'s Board of Directors.

Adrian Sarbu

The CET Group purchased programming from companies related to or connected with Mr. Sarbu with a value of approximately US$ 0.5 million, US 4.6 million and US$ 0.7 million in 2009, 2008 and 2007, respectively. The total amount payable as at December 31, 2009 and 2008 was US$ nil and US$ 0.4 million, respectively.

Time Warner

The CET Group purchased programming from companies related to or connected with Time Warner with a value of approximately US$ 3.5 million, US$ 71.1 million and US$ 5.0 million in 2009, 2008 and 2007, respectively. The total amount payable as at December 31, 2009 and 2008 was US$ 7.0 million and US$ 3.6 million, respectively.

Igor Kolomoisky

The CET Group acquired a 21.7% interest in Innova on June 30, 2008 from Igor Kolomoisky for cash consideration of US$ 40.9 million.

16.  Subsequent events

Credit facilities

On February 16, 2010 the aggregate commitment by the lenders under the Erste Facility to CET 21 increased from CZK 2.5 billion (approximately US$ 136.1 million) to CZK 2.8 billion (approximately US$ 152.4 million). As of February 22, 2010, CET 21 had drawn CZK 2.8 billion (approximately US$ 152.4 million) under the Erste Facility which remains outstanding as at September 30, 2010. Drawings were used to refinance certain existing indebtedness of CET 21 to CS and to repay certain indebtedness of CET 21.

On February 9, 2010, CET 21 entered into an interest rate swap agreement with Unicredit and CS until 2013 to convert CZK 1.5 billion (approximately US$ 81.7 million) of the Erste Facility from a floating rate of 3 month PRIBOR (plus margin) to a fixed interest rate of 2.730% per annum (plus margin). The notional amounts swapped decline in line with the planned amortisation of the loan and extension option. The fair value of the interest rate swap will be recorded on the Consolidated Balance Sheet and any adjustments to the fair value will be recorded in the Consolidated Statement of Operations.

The CET Group has evaluated subsequent events through September 30, 2010 the date on which the CET Group's financial statements were available to be issued.

QuickLinks

  EXHIBIT 99.1
CET 21 spol. s r.o. Consolidated balance sheets (US$ 000's)
CET 21 spol. s r.o. Consolidated statements of operations and comprehensive income (US$ 000's)
CET 21 spol. s r.o. Consolidated statements of equity (US$ 000's)
CET 21 spol. s r.o. Consolidated statements of cash flows (US$ 000's)
CET 21 spol. s r.o. Notes to the consolidated financial statements (Tabular amounts in US$ 000's)